UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 13, 2017 (November 9, 2017)

Commission File #: 000-53723

TAURIGA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

30-0791746

(IRS Employer Identification Number)

39 Old Ridgebury Road

Danbury, CT 06180

(Address of principal executive office)

Tel: (917) 796-9926

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 9, 2017 (the “Effective Date”), Tauriga Sciences, Inc. (the “Company”) entered into a Confidential Settlement Agreement and Release (the “Settlement Agreement”) in connection with the case entitled Tauriga Sciences, Inc. v. Cowan, Gunteski & Co., P.A., et al. (collectively, the “Defendants”) pending in the United States District Court of the District of New Jersey, Civil Action No. 3:16-cv-06285 (the “Action”) to resolve all claims between the parties in the Action for aggregate consideration of $2,050,000.

Also, as part of the Settlement Agreement, Defendants agreed to release any and all claims against Tauriga. Upon receipt of the Settlement Payment, Tauriga will dismiss the Action with prejudice. The settlement amount is being funded in its entirety by professional liability insurance for the Defendants.

Tauriga and the Defendants agreed to exchange general releases of all claims against the other as part of the Settlement Agreement, including any potential derivative actions, and to avoid any future public comments on the Action, unless required by law.

The Board of Directors of the Company believes it is in the best interest of the Company’s stockholders to enter into the Settlement Agreement to avoid the continuing costs, inconvenience and significant uncertainty of litigation and any potential appeals, delay and further costs that might follow, and allow the Company to move forward with its business plan.

Item 7.01	Regulation FD Disclosure

On November 10, 2017, the Company issued a press release regarding the information set forth in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1*	Press release issued by Tauriga Sciences, Inc. on November 10, 2017.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2017

TAURIGA SCIENCES, INC.

By:	/s/ Seth M. Shaw
Seth M. Shaw
Chief Executive Officer